Exhibit 99.1

Imago BioSciences, Inc. Announces

Exercise of Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif. – July 26, 2021 – Imago BioSciences, Inc. (“Imago”) (NASDAQ: IMGO), a clinical stage biopharmaceutical company discovering new medicines for the treatment of myeloproliferative neoplasms (MPNs), today announced that in connection with its previously announced public offering of its common stock, the underwriters have exercised their option to purchase an additional 1,260,000 shares of common stock from the Company. The gross proceeds from the exercise of the option, before deducting underwriting discounts and commissions and other offering expenses payable by Imago, were approximately $20.2 million.

Jefferies, Cowen, Stifel and Guggenheim Securities acted as joint book-running managers for the offering.

A registration statement relating to the securities has been filed with the Securities and Exchange Commission and became effective on July 15, 2021. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from: Jefferies LLC, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by email at Prospectus_Department@Jefferies.com or by phone at 877-821-7388; or Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at (212) 518-9544 or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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Contact:

Matthew Plunkett, PhD

Chief Financial Officer, Imago Biosciences

matthew.plunkett@imagobio.com